EXHIBIT 99.1

Olympic Steel Reports 2013 Third-Quarter and Nine-Month Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, Oct. 31, 2013 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced financial results for the third quarter and nine months ended Sept. 30, 2013.

Third quarter net sales totaled $304.0 million, 11.3% lower than the $342.6 million reported in last year's comparable quarter. For the nine months, net sales were $972.9 million, compared with $1.1 billion in the 2012 nine-month period—a decline of 10.9%.

Net income for the quarter was $1.3 million, or $0.12 per diluted share, compared with $1.6 million, or $0.15 per diluted share, in the third quarter of 2012. For the nine-month period, net income was $9.0 million, or $0.82 per diluted share, compared with $12.4 million, or $1.13 per diluted share, last year. LIFO income had a $0.14 per share positive impact on current year-to-date reported earnings.

"We continue to generate strong free cash flow and transition the business to higher-value products. During the quarter, we strengthened our balance sheet by further reducing outstanding debt using both cash generated from operations and enhanced working-capital management, which benefited from improved inventory turnover. In addition, gross margins expanded reflecting consistent profit on a per ton basis, despite market driven lower steel prices and shipments," said Chairman and Chief Executive Officer Michael D. Siegal.

Mr. Siegal added, "The cost reduction actions that began late in the second quarter are now complete and have lowered annualized operating costs by more than $4 million. Coupled with ongoing initiatives to permanently lower structural costs and enhance operating efficiency, these efforts reflect our commitment to perpetually enhancing productivity."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 16, 2013, to shareholders of record on Dec. 2, 2013.

Conference Call and Webcast

A simulcast of Olympic Steel's 2013 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for the next 14 days.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability, global production levels, and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our new locations to achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers to honor their agreements related to derivative instruments, including the outcome of the MF Global UK Limited administration process; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover, improve our customer service, and achieve cost savings; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

-Financial Tables Follow-

Olympic Steel, Inc.
Results of Operations
(in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net sales	$303,990	$342,560	$972,858	$1,091,977

Costs and expenses

Cost of materials sold (exclusive of items shown below)	240,974	276,504	768,980	879,060
Warehouse and processing	20,953	21,667	63,019	63,892
Administrative and general	15,617	16,765	51,937	52,647
Distribution	8,739	8,682	26,694	26,960
Selling	5,986	7,085	18,942	20,989
Occupancy	2,200	2,057	7,121	6,495
Depreciation	5,124	4,953	15,718	14,636
Amortization	223	223	667	667

Total costs and expenses	299,816	337,936	953,078	1,065,346

Operating income	4,174	4,624	19,780	26,631
Other income (loss), net	(1)	51	(18)	90

Income before interest and income taxes	4,173	4,675	19,762	26,721
Interest and other expense on debt	1,689	2,120	5,055	6,411

Income before income taxes	2,484	2,555	14,707	20,310
Income tax provision	1,144	916	5,678	7,915

Net income	$1,340	$1,639	$9,029	$12,395

Net gain (loss) on interest rate hedge, net of tax	41	(165)	(90)	(568)

Total comprehensive income	$1,381	$1,474	$8,939	$11,827

Earnings per share:

Net income per share - basic	$0.12	$0.15	$0.82	$1.13

Weighted average shares outstanding - basic	11,066	10,961	11,061	10,958

Net income per share - diluted	$0.12	$0.15	$0.82	$1.13

Weighted average shares outstanding - diluted	11,077	10,967	11,071	10,967

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	As of Sept. 30,	As of Dec. 31,
	2013	2012
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$5,999	$7,782
Accounts receivable, net	131,478	112,841
Inventories, net (includes LIFO debit of $2,495 as of Sept. 30, 2013)	245,771	290,023
Prepaid expenses and other	11,749	11,731
Total current assets	394,997	422,377

Property and equipment, at cost	358,169	347,935
Accumulated depreciation	(165,044)	(151,608)
Net property and equipment	193,125	196,327

Goodwill	40,787	40,787
Intangible assets, net	34,757	35,424
Other long-term assets	14,043	11,079
Total assets	$677,709	$705,994

Liabilities

Current portion of long-term debt	$13,090	$15,282
Accounts payable	101,050	101,471
Accrued payroll	9,460	10,705
Other accrued liabilities	19,294	14,984
Total current liabilities	142,894	142,442

Credit facility revolver	145,745	177,575
Long-term debt	42,292	48,854
Other long-term liabilities	14,238	11,410
Deferred income taxes	32,583	35,856
Total liabilities	377,752	416,137

Shareholders' Equity

Preferred stock	--	--
Common stock	123,909	122,272
Accumulated other comprehensive loss	(488)	(579)
Retained earnings	176,536	168,164
Total shareholders' equity	299,957	289,857
Total liabilities and shareholders' equity	$677,709	$705,994

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Net sales
Flat products	$248,463	$279,075	$791,655	$903,591
Tubular and pipe products	55,527	63,485	181,203	188,386
Total net sales	$303,990	$342,560	$972,858	$1,091,977

Depreciation and amortization
Flat products	$4,104	$3,969	$12,589	$11,791
Tubular and pipe products	1,243	1,207	3,796	3,512
Total depreciation and amortization	$5,347	$5,176	$16,385	$15,303

Operating income
Flat products	$2,624	$2,147	$12,429	$17,214
Tubular and pipe products	3,297	3,992	13,066	14,881
Corporate expenses	(1,747)	(1,515)	(5,715)	(5,464)
Total operating income	$4,174	$4,624	$19,780	$26,631

Other income (loss), net	(1)	51	(18)	90
Income before interest and income taxes	4,173	4,675	19,762	26,721
Interest and other expense on debt	1,689	2,120	5,055	6,411
Income before income taxes	$2,484	$2,555	$14,707	$20,310

Capital expenditures
Flat products	$1,514	$3,983	$2,937	$14,715
Tubular and pipe products	7,308	624	9,691	5,575
Total capital expenditures	$8,849	$4,607	$12,628	$20,290

	As of
	Sept. 30, 2013	Dec. 31, 2012
	(unaudited)	(unaudited)
Goodwill
Flat products	$500	$500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Assets
Flat products	$450,504	$480,487
Tubular and pipe products	227,205	225,507
Total assets	$677,709	$705,994

Olympic Steel, Inc.
Other Information
(unaudited)

	At Sept. 30, 2013	At Dec. 31, 2012

Shareholders' equity per share	$27.36	$26.54

Debt-to-equity ratio	0.67 to 1	0.83 to 1

	Nine Months Ended
	Sept. 30,
	2013	2012

Cash dividends per share	$0.06	$0.06
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0552